Exhibit 99.1

NEWSRELEASE FOR IMMEDIATE RELEASE January 22, 2009
Contacts:

Analysts		Media
Jay Gould	(614) 480-4060	Jeri Grier	(614) 480-5413
Jim Graham	(614) 480-3878
HUNTINGTON BANCSHARES REPORTS:
•	2008 FOURTH QUARTER NET LOSS OF $417.3 MILLION, OR $1.20 PER COMMON SHARE
•	$454.3 million pre-tax ($0.81 per share) negative impact from Franklin Credit Management Company (Franklin) relationship

•	$141.7 million pre-tax ($0.25 per share) negative impact from net market-related losses

•	10.76% Tier 1 capital ratio and 13.96% Total risk-based capital ratio, or $2.2 billion and $1.9 billion in excess of the regulatory “well capitalized” minimums of 6% and 10%, respectively

•	$162.0 million increase in the allowance for credit losses to 2.30%

•	$961.3 million increase in non-performing assets, including the $650.2 million remaining balance to Franklin

•	Annualized net charge-offs of 5.41%, including Franklin; 1.36% non-Franklin related

•	4% annualized growth in total average loans and leases

•	3% annualized growth in total average core deposits

•	Management to forego 2008 bonuses

•	Board compensation changed to stock
•	2008 FULL YEAR NET LOSS OF $113.8 MILLION, OR $0.44 PER COMMON SHARE
•	REDUCTION IN QUARTERLY COMMON STOCK DIVIDEND TO $0.01 PER SHARE
     COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported a 2008 fourth quarter net loss of $417.3 million, or $1.20 per common share. This compared with net income of $75.1 million, or $0.17 per common share, in the 2008 third quarter and a net loss of $239.3 million, or $0.65 per common share, in the year-ago quarter.
     For the year ending December 31, 2008, Huntington reported a net loss of $113.8 million, or $0.44 per common share, compared with net income of $75.2 million, or $0.25 per common share in 2007.
PERFORMANCE OVERVIEW
     Performance compared with the 2008 third quarter included:
•	Net loss of $1.20 per common share, compared with net income of $0.17 per common share. Current quarter earnings were negatively impacted $0.81 per common share by the Franklin relationship and $0.25 per common share by market-related losses (see Significant Item discussion and Table 1 below).

•	$560.6 million of net charge-offs, or an annualized 5.41% of average total loans, including $423.3 million related to Franklin. The non-Franklin related net charge-offs were $137.4 million, or an annualized 1.36% of related loans, up from an annualized 0.82% in the third quarter.

•	2.30% period-end allowance for credit losses (ACL) ratio, up from 1.90% at the end of the third quarter.

•	$961.3 million increase in non-performing assets (NPAs), including $650.2 million related to the Franklin relationship. Period-end 3.97% NPA ratio, up from 1.64%.

•	3.18% net interest margin, down from 3.29% with 8 basis points of the decline associated with the Franklin relationship.

•	9% annualized linked-quarter growth in average total commercial loans and a 2% annualized linked-quarter decline in average total consumer loans.

•	3% annualized linked-quarter increase in average total core deposits.

•	10.76% and 13.96% period-end Tier 1 and Total risk-based capital ratios, compared with 8.80% and 12.03%, respectively, at September 30, 2008, and well above the regulatory “well capitalized” thresholds of 6.0% and 10.0%, respectively. The increase in both ratios included 2.99% due to issuance of preferred shares under the Trouble Asset Relief Program Capital Purchase Plan administered by the United States Treasury.
     “Fourth quarter performance was clearly disappointing, and Huntington’s performance mirrored the industry in that regard,” said Stephen D. Steinour, Huntington’s newly elected chairman, president, and chief executive officer. “The poor performance reflected the very difficult and challenging economic environment in which we find ourselves. Our relationship with Franklin Credit Management has been the primary worry of our investors. As such, my first priority was to take steps to address Franklin as an investor issue, which I believe we have now done.”

     “There were some bright spots in the quarter, such as our ability to continue to grow loans and core deposits,” he continued. “Our lines of business continued to grow their customer bases and attract new business customers. We were able to use some of the TARP capital for loan originations and modifications, with the remainder temporarily paying down short-term borrowings, thus creating future lending capacity. From November 15, 2008, the date we received the TARP capital, through year end, we originated, renewed, or funded over $1.0 billion of commercial loans and almost $500 million of consumer loans. It also strengthened our regulatory Tier 1 and Total risk-based capital positions, which are now at least $1.9 billion above the regulatory “well capitalized” levels. Our liquidity position is robust.”
     “Yet these successes were overshadowed by the difficult and volatile market conditions that made revenue growth a challenge. This was most notable in the decreased value of our investment securities portfolio where additional impairment was recognized, as well as the decline in asset values in our asset management and brokerage areas. Margins remained under pressure due to the continued intense competition for deposits in our markets. And there was upward pressure on expenses from such things as higher FDIC insurance premiums and increased collection activities.”
     Commenting on non-Franklin related credit quality performance, Steinour noted, “Credit quality performance was mixed. Net charge-offs for our home equity and residential mortgage portfolios were in line with expectations. In contrast, non-Franklin related commercial loans deteriorated more than expected, as the fourth quarter’s accelerated weakening of the economy took its toll on our business borrowers’ ability to pay and collateral values. The automobile loan and lease net charge-off rate was slightly worse than expected, reflecting reduced sales and higher net charge-offs as used car prices fell. These factors contributed to the increase in non-Franklin related net charge-offs, as well as higher provision expense in order to replenish and build our reserve levels. While there will remain credit challenges, we believe they are addressable given our strong regulatory capital position.”
     “I think it is important that our investors, customers, and associates understand that despite this quarter’s performance and the continued challenges in coming quarters, Huntington has opportunities. Our strategic positioning as the ‘local’ bank is one to which our customers respond well, especially in difficult times. Our product and services menu is robust and we have good overall distribution and superb internet based delivery channels. I have always found that challenging times offer great opportunities and I am confident that will be true at Huntington as well,” he concluded.
DIVIDEND, MANAGEMENT AND BOARD COMPENSATION ANNOUNCEMENTS
     Huntington also announced that the board of directors has declared a quarterly cash dividend on its common stock of $0.01 per common share. The dividend is payable April 1, 2009, to shareholders of record on March 13, 2009.
     Regarding the decision to reduce the cash dividend, Steinour said, “This dividend reduction is clearly painful for our shareholders. Nevertheless, given that we reported a loss for 2008 and expect that 2009 will remain a challenging year, it is the right decision for these times.

Importantly, and reflecting alignment with our shareholders, key members of management will forego 2008 bonuses, and going forward compensation to the board of directors will only be in common stock.”
FOURTH QUARTER PERFORMANCE DISCUSSION
Significant Items Influencing Financial Performance Comparisons
     Specific significant items impacting 2008 fourth quarter performance included (see Table 1 below):
•	$454.3 million pre-tax ($0.81 per common share) negative impact related to our relationship with Franklin consisting of:
•	$438.0 million of provision for credit losses,

•	$9.0 million of interest income reversals as the loans were placed on nonaccrual loan status, and

•	$7.3 million of interest rate swap write offs.
•	$141.7 million pre-tax ($0.25 per common share) negative impact of net market-related losses consisting of:
•	$127.1 million of securities losses, related to other-than-temporary impairment (OTTI) on certain investment securities,

•	$12.6 million net negative impact of mortgage servicing rights (MSR) hedging consisting of a $22.1 million net impairment loss reflected in non-interest income, partially offset by a $9.5 million net interest income benefit, and

•	$2.0 million of equity investment losses.
•	$2.9 million ($0.01 per common share) increase to provision for income taxes, representing an increase to the previously established capital loss carry-forward valuation allowance related to the decline in value of Visa® shares held and the reduction of shares resulting from the revised conversion ratio.

•	$4.6 million pre-tax ($0.01 per common share) decline in other non-interest expense, representing a partial reversal of the 2007 fourth quarter accrual of $24.9 million for our portion of the bank guaranty covering indemnification charges against Visa® following its funding of an escrow account for a portion of such indemnification.

Table 1 – Significant Items Impacting Earnings Performance Comparisons (1)

Three Months Ended	Impact (2)
(in millions, except per share)	Pre-tax		EPS (3)
December 31, 2008 – GAAP loss	$(417.3	)(3)	$(1.20)
• Franklin relationship	(454.3)		(0.81)
• Net market-related losses	(141.7)		(0.25)
• Visa®-related deferred tax valuation allowance provision	(2.9	)(3)	(0.01)
• Visa® indemnification	4.6		0.01

September 30, 2008 – GAAP earnings	$75.1	(3)	$0.17
• Net market-related losses	(47.1)		(0.08)
• Visa®-related deferred tax valuation allowance provision	(3.7	)(3)	(0.01)

December 31, 2007 – GAAP loss	$(239.3	)(3)	$(0.65)
• Franklin relationship restructuring	(423.6)		(0.75)
• Net market-related losses	(63.5)		(0.11)
• Merger costs	(44.4)		(0.08)
• Aggregate impact of Visa® IPO	(24.9)		(0.04)
• Increases to litigation reserves	(8.9)		(0.02)

(1)	Includes significant items with $0.01 EPS impact or greater

(2)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(3)	After-tax; EPS reflected on a fully diluted basis
Franklin Credit Management Relationship Actions
     Through the 2008 third quarter, the Franklin relationship continued to perform and accrue interest. While the cash flow generated by the underlying collateral was declining slightly, it continued to exceed the requirements of the 2007 fourth quarter restructuring agreement. However, during the 2008 fourth quarter the cash flows deteriorated significantly, reflecting a more severe than expected deterioration in the overall economy during the quarter. Principal payments associated with the first mortgage portfolios contracted significantly as the availability of credit was further reduced. An important source of principal reductions has been proceeds from the sale of properties in foreclosure, so the tightening credit scenario had a direct negative impact on the cash flows during the quarter. In addition, interest collections declined in the Franklin second mortgage portfolio as delinquencies continued to increase. These factors, coupled with the expectation that the severity of the economic downturn will further weaken the borrower’s ability to pay and the underlying value of the collateral, resulted in a significant deterioration in the value of Franklin’s mortgages. As such, the revaluation of the future expected cash flows led to the following 2008 fourth quarter actions:
•	$423.3 million of our loans to Franklin were charged-off,

•	$9.0 million of interest was reversed as the remaining loans were put on nonaccrual,

•	$7.3 million of interest swap exposure was written off, and

•	$438.0 million of provision expense was taken to replenish and increase the remaining specific loan loss reserve.
     As a result of these actions, at December 31, 2008, total loans outstanding to Franklin were $650.2 million, down $444.3 million, or 41%, from $1.095 billion at September 30, 2008. The specific allowance for loan losses on the Franklin exposure at December 31, 2008, was $130.0 million, up from $115.3 million at September 30, 2008, and represented 20% of the remaining loans outstanding. Subtracting the specific reserve from total loans outstanding, our total net exposure to Franklin at December 31, 208, was $520.2 million.
     “These actions should substantially address investor concerns regarding our exposure to Franklin,” said Steinour. “Our period-end net exposure to Franklin was $520.2 million, which represents the ending loan balance of $650.2 million, net of the $130.0 million period-end reserve. Importantly, considering only our share of first mortgage collateral, based on current valuations and a realizable value factor of 60%, plus $23 million of other collateral, mostly cash, the combined collateral represents 108% of our $520.2 million net exposure. In addition to the conservative collateral valuations methodology on the first mortgages, we have not ascribed any collateral value to the Franklin second mortgage portfolio, or the $5 million in monthly cash flow generated by that portfolio, which that will go directly to reduce the principal balance. Of equal importance, these actions create flexibility with the portfolio that should maximize the ultimate recovery of our remaining loans to Franklin. Going forward, our strategies related to this relationship include creating a structure that will help unlock the value of the Franklin servicing capabilities to third parties, and we are considering other structural changes in order to maximize its value to our shareholders.”
     “Addressing Franklin was my highest priority upon joining Huntington. Despite being here only a short while, we have spent hundreds of man-hours analyzing this situation in great detail and in dimensioning what actions would be required to accomplish this objective. While no assurances can be made, for these are unprecedented economic times, we believe our actions have positioned our exposure substantially in line with expected recoverable values,” he concluded.

Troubled Asset Relief Program Capital Purchase Plan
     As previously announced on November 14, 2008, Huntington received $1.4 billion of equity capital by issuing to the U.S. Department of Treasury, fixed rate cumulative perpetual preferred stock.
     Commenting on the receipt of this capital, Steinour said, “This capital provides additional flexibility and we are committed to use it as intended to support and increase loan originations and our existing loan modification programs. We want to serve the loan demands of our customers and expect that over time this capital will contribute to those efforts. From November 15, 2008, the date we received the TARP capital, through year end, we originated or renewed over $1.7 billion of loans. This capital also significantly increased our regulatory Tier 1 and Total risk-based capital ratios to 10.76% and 13.96%, respectively, or at least $1.9 billion above the regulatory “well capitalized” minimums of 6.0% and 10.0%, respectively”.
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2008 Fourth Quarter versus 2008 Third Quarter
     Compared with the 2008 third quarter, fully taxable equivalent net interest income decreased $14.1 million, or 4%. This primarily reflected an 11 basis point decline in the net interest margin to 3.18% from 3.29%. The 11 basis point decline in the net interest margin was almost entirely due to interest accrual reversals resulting from loans being placed on nonaccrual status, with 8 basis points associated with the Franklin relationship actions taken in the fourth quarter. While average total loans and leases increased during the quarter, this growth was more than offset by a decline in other earning assets, most notably investment securities and federal funds sold.
     Table 2 details the increase in average loans and leases.
Table 2 – Loans and Leases – 4Q08 vs. 3Q08

	Fourth	Third
	Quarter	Quarter	Change
(in billions)	2008	2008	Amount	%

Average Loans and Leases
Commercial and industrial	$13.7	$13.6	$0.1	1%
Commercial real estate	10.2	9.8	0.4	4

Total commercial	$24.0	$23.4	$0.5	2%

Automobile loans and leases	4.5	4.6	(0.1)	(2)
Home equity	7.5	7.5	0.1	1
Residential mortgage	4.7	4.8	(0.1)	(2)
Other consumer	0.7	0.7	0.0	1

Total consumer	17.5	17.6	(0.1)	(0)

Total loans and leases	$41.4	$41.0	$0.4	1%

     Average total loans and leases increased $0.4 billion, or 1%, primarily due to growth in average total commercial loans that was partially offset by a decline in total average consumer loans.
     Average total commercial loans increased $0.5 billion, or 2%, reflecting 4% growth in average commercial real estate (CRE) loans and 1% growth in average commercial and industrial (C&I) loans. The fourth quarter CRE growth was comprised primarily of funding letters of credit that had supported floating rate bonds issued by our customers. This growth was not associated with the single family home builder segment as exposure to this segment declined slightly during the quarter.
     Average total consumer loans decreased $0.1 billion. Average total automobile loans and leases declined, reflecting a 28% decline in loan originations and a 46% decline in automobile direct financing lease production. The declines in origination volume reflected the industry wide dramatic decline in sales, and our decision to exit the automobile leasing business in the fourth quarter. We continue to consider our automobile loan business and dealer relationships as an important piece of the Huntington loan portfolio. Average residential mortgages also declined 2%, reflecting the continued slump in the housing markets, though average home equity loans increased 1%, due to increased volume in home equity line outstandings given the current interest rate environment. We continue to pursue origination strategies within the consumer segments, and are confident that we are meeting the demands of our borrowers. Yet, concerns about a weakening economy and job stability are curtailing customer demand.
     Table 3 details the $0.2 billion decline in average total deposits.
Table 3 – Deposits – 4Q08 vs. 3Q08

	Fourth	Third
	Quarter	Quarter	Change
(in billions)	2008	2008	Amount	%

Average Deposits
Demand deposits — non-interest bearing	$5.2	$5.1	$0.1	2%
Demand deposits — interest bearing	4.0	4.0	(0.0)	(0)
Money market deposits	5.5	5.9	(0.4)	(6)
Savings and other domestic deposits	4.8	4.9	(0.1)	(2)
Core certificates of deposit	12.5	11.9	0.6	5

Total core deposits	32.0	31.7	0.3	1
Other deposits	5.6	6.1	(0.5)	(8)

Total deposits	$37.6	$37.8	$(0.2)	(1)%

     Average total deposits were down $0.2 billion, or 1%, from the prior quarter and reflected:
•	$0.5 billion, or 8%, decrease in average non-core deposits, primarily reflecting a decline in other non-core domestic deposits.
     Partially offset by:

•	$0.3 billion, or 1%, increase in average total core deposits. The primary driver of the change was 5% growth in higher rate core certificates of deposits, partially offset by a 6% decline in lower rate money market accounts.
2008 Fourth Quarter versus 2007 Fourth Quarter
     Fully taxable equivalent net interest income decreased $8.3 million, or 2%, from the year-ago quarter. This reflected the unfavorable impact of an 8 basis point decline in the net interest margin to 3.18%. Average earning assets increased $0.3 billion, or 1%, reflecting a $1.3 billion, or 3%, increase in average total loans and leases, partially offset by declines in other earning assets, most notably federal funds sold.
     Table 4 details the $1.3 billion increase in average loans and leases.
Table 4 – Loans and Leases – 4Q08 vs. 4Q07

	Fourth Quarter		Change
(in billions)	2008	2007	Amount	%

Average Loans and Leases
Commercial and industrial	$13.7	$13.3	$0.5	4%
Commercial real estate	10.2	9.1	1.2	13

Total commercial	$24.0	$22.3	$1.6	7%

Automobile loans and leases	4.5	4.3	0.2	5
Home equity	7.5	7.3	0.2	3
Residential mortgage	4.7	5.4	(0.7)	(13)
Other consumer	0.7	0.7	(0.1)	(7)

Total consumer	17.5	17.8	(0.3)	(2)

Total loans and leases	$41.4	$40.1	$1.3	3%

     The $1.3 billion, or 3%, increase in average total loans and leases primarily reflected:
•	$1.6 billion, or 7%, increase in average total commercial loans, with growth reflected in both C&I loans and CRE loans. The $1.2 billion, or 13%, increase in average CRE loans reflected a combination of factors, including the previously mentioned funding of letters of credit that had supported floating rate bonds, loans to existing borrowers, and draws on existing commitments, and loans to new business customers. The new loan activity, both to existing and new customers, was focused on traditional income producing property types and was not related to the single family residential developer segment. The $0.5 billion, or 4%, growth in average C&I loans reflected a combination of draws associated with existing commitments, new loans to existing borrowers, and some originations to new high credit quality customers. Given our consistent positioning in the market, we have been able to attract new relationships that historically dealt exclusively with competitors. These “house account” types of relationships are typically the highest quality borrowers and bring with them the added benefit of significant new deposit and other non-credit relationships.
Partially offset by:
•	$0.3 billion, or 2%, decrease in average total consumer loans. This reflected a $0.7 billion, or 13%, decline in average residential mortgages, reflecting the impact of a loan sale in the 2008 second quarter, as well as the continued slump in the housing markets. Average home equity loans increased 3%, due to significant activity in home equity lines, particularly in the second half of the year due to the significantly lower rate environment. There was a decrease in the level of home equity loans, as borrowers moved back to the variable rate product. Huntington has underwritten home equity lines with credit policies designed to continue to improve the risk profile of the portfolio. Notably, our interest rate stress policies associated with this variable rate product continue to be in place. While clearly some borrowers have increased their funding percentage, the overall funding percentage on the home equity lines increased only slightly to 48%. Average automobile loans and leases increased 5% from the year-ago quarter, despite the dramatic decline in automobile sales that negatively affected growth in the 2008 fourth quarter due to the growth experienced earlier in 2008. Even though automobile loan origination volumes have declined, the impact of prepayments on this portfolio is lower because of loan sales in prior years.

•	Table 5 details the $0.1 billion reported decrease in average total deposits.
Table 5 – Deposits – 4Q08 vs. 4Q07

	Fourth Quarter		Change
(in billions)	2008	2007	Amount	%

Average Deposits
Demand deposits — non-interest bearing	$5.2	$5.2	$(0.0)	(0)%
Demand deposits — interest bearing	4.0	3.9	0.1	2
Money market deposits	5.5	6.8	(1.3)	(20)
Savings and other domestic deposits	4.8	5.0	(0.2)	(3)
Core certificates of deposit	12.5	10.7	1.8	17

Total core deposits	32.0	31.7	0.3	1
Other deposits	5.6	6.0	(0.4)	(7)

Total deposits	$37.6	$37.7	$(0.1)	(0)%

     The $0.1 billion decrease in average total deposits reflected growth in average total core deposits, as average other deposits declined. Changes from the year-ago period reflected the continuation of customers transferring funds from lower rate to higher rate accounts like certificates of deposits as short-term rates have fallen. Specifically, average core certificates of deposit increased $1.8 billion, or 17%, whereas average money market deposits and savings and other domestic deposits decreased 20% and 3%, respectively.

Provision for Credit Losses
     The provision for credit losses in the 2008 fourth quarter was $722.6 million, up $597.2 million from the third quarter, of which $438.0 million reflected the Franklin relationship actions during the current quarter. The provision for credit losses in the current quarter was $210.5 million higher than in the year-ago quarter. (See Franklin Credit Management Relationship Actions and Credit Quality discussions).
Non-Interest Income
2008 Fourth Quarter versus 2008 Third Quarter
     Non-interest income decreased $100.8 million, or 60%, from the third quarter.
Table 6 – Non-interest Income – 4Q08 vs. 3Q08

	Fourth	Third			Change Attributable to
	Quarter	Quarter	Change		Significant		Other
(in millions)	2008	2008	Amount	%	Items		Amount	%

Non-interest Income
Service charges on deposit accounts	$75.2	$80.5	$(5.3)	(7)%	$—		$(5.3)	(7)%
Brokerage and insurance income	31.2	34.3	(3.1)	(9)	—		(3.1)	(9)
Trust services	27.8	31.0	(3.1)	(10)	—		(3.1)	(10)
Electronic banking	22.8	23.4	(0.6)	(3)	—		(0.6)	(3)
Bank owned life insurance income	13.6	13.3	0.3	2	—		0.3	2
Automobile operating lease income	13.2	11.5	1.7	15	—		1.7	15
Mortgage banking income (loss)	(6.7)	10.3	(17.0)	NM	(15.6	) (1)	(1.4)	(14)
Securities gains (losses)	(127.1)	(73.8)	(53.3)	(72)	(53.3	) (2)	—	0
Other income	17.1	37.3	(20.3)	(54)	(12.7	) (3)	(7.6)	(20)

Total non-interest income	$67.1	$167.9	$(100.8)	(60)%	$(81.6)		$(19.1)	(11)%

(1) Net impact of MSR hedging
MSR valuation adjustment	$(63.4)	$(10.3)	$(53.1)
Net trading (losses) gains	41.3	3.8	37.5

Impact to non interest income	(22.1)	(6.5)	(15.6)
Net interest income impact	9.5	8.4	1.1

Net impact of MSR hedging	$(12.6)	$1.9	$(14.5)

(2) Securities gains (losses)	$(127.1)	$(73.8)	$(53.3)

(3) Other income
Equity investment gains (losses)	$(2.0)	$3.4	$(5.4)
Franklin swap losses	(7.3)	—	(7.3)

Impact to other income	$(9.3)	$3.4	$(12.7)

     The $100.8 million decrease in total non-interest income included $81.6 million from significant items (see Significant Item discussion). The remaining $19.1 million, or 11%, decline reflected:
•	$7.6 million, or 20%, decline in other income, reflecting credit losses on non-Franklin interest rate swaps.

•	$5.3 million, or 7%, decline in service charges on deposit accounts, primarily reflecting lower consumer NSF and overdraft fees.

•	$3.1 million, or 10%, decline in trust services income, reflecting the impact of lower market values on asset management revenues.

•	$3.1 million, or 9%, decline in brokerage and insurance income, primarily reflecting lower commercial line insurance income.
2008 Fourth Quarter versus 2007 Fourth Quarter
     Non-interest income decreased $103.5 million, or 61%, from the year-ago quarter.
Table 7 – Non-interest Income – 4Q08 vs. 4Q07

					Change Attributable to
	Fourth Quarter		Change		Significant		Other
(in millions)	2008	2007	Amount	%	Items		Amount	%

Non-interest Income
Service charges on deposit accounts	$75.2	$81.3	$(6.0)	(7)%	$—		$(6.0)	(7)%
Brokerage and insurance income	31.2	30.3	0.9	3	—		0.9	3
Trust services	27.8	35.2	(7.4)	(21)	—		(7.4)	(21)
Electronic banking	22.8	21.9	0.9	4	—		0.9	4
Bank owned life insurance income	13.6	13.3	0.3	2	—		0.3	2
Automobile operating lease income	13.2	2.7	10.5	NM	—		10.5	NM
Mortgage banking income (loss)	(6.7)	3.7	(10.4)	NM	(10.3	) (1)	(0.1)	(4)
Securities gains (losses)	(127.1)	(11.6)	(115.5)	NM	(115.5	) (2)	—	0
Other income	17.1	(6.2)	23.2	NM	34.1	(3)	(10.9)	NM

Total non-interest income	$67.1	$170.6	$(103.5)	(61)%	$(91.8)		$(11.7)	(7)%

(1) Net impact of MSR hedging
MSR valuation adjustment	$(63.4)	$(21.2)	$(42.1)
Net trading (losses) gains	41.3	9.5	31.8

Impact to non interest income	(22.1)	(11.8)	(10.3)
Net interest income impact	9.5	3.2	6.3

Net impact of MSR hedging	$(12.6)	$(8.6)	$(4.0)

(2) Securities gains (losses)	$(127.1)	$(11.6)	$(115.5)

(3) Other income
Equity investment gains (losses)	$(2.0)	$(9.4)	$7.4
Loss on loans held for sale	—	(34.0)	34.0
Franklin swap losses	(7.3)	—	(7.3)

Impact to non interest income	$(9.3)	$(43.4)	$34.1

     The $103.5 million decrease in total non-interest income reflected the $91.8 million negative impact in the current quarter from significant items (see Significant Item discussion), as well as a 7% decline in the remaining components of non-interest income. The $10.9 million decline in other income reflected lower capital markets income.
Non-interest Expense
2008 Fourth Quarter versus 2008 Third Quarter
     Non-interest expense increased $51.1 million, or 15%, from the 2008 third quarter.
Table 8 – Non-interest Expense – 4Q08 vs. 3Q08

	Fourth	Third			Change Attributable to
	Quarter	Quarter	Change		Significant		Other
(in millions)	2008	2008	Amount	%	Items		Amount	%

Non-interest Expense
Personnel costs	$196.8	$184.8	$12.0	6%	$—		$12.0	6%
Outside data processing and other services	31.2	32.4	(1.2)	(4)	—		(1.2)	(4)
Net occupancy	23.0	25.2	(2.2)	(9)	—		(2.2)	(9)
Equipment	22.3	22.1	0.2	1	—		0.2	1
Amortization of intangibles	19.2	19.5	(0.3)	(1)	—		(0.3)	(1)
Professional services	17.4	13.4	4.0	30	—		4.0	30
Marketing	9.4	7.0	2.3	33	—		2.3	33
Automobile operating lease expense	10.5	9.1	1.4	15	—		1.4	15
Telecommunications	5.9	6.0	(0.1)	(2)	—		(0.1)	(2)
Printing and supplies	4.2	4.3	(0.1)	(3)	—		(0.1)	(3)
Other expense	50.2	15.1	35.1	NM	16.8	(1)	18.3	NM

Total non-interest expense	$390.1	$339.0	$51.1	15%	$16.8		$34.3	10%

(1) Other expense
Debt extinguishment loss (gain)	$—	$(21.4)	$21.4
VISA indemnification	(4.6)	—	(4.6)

Impact to non interest expense	$(4.6)	$(21.4)	$16.8
     Of the $51.1 million increase, $16.8 million represented the impact of significant items (see Significant Item discussion). The remaining $34.3 million, or 10%, increase reflected:
•	$18.3 million increase in other expense, reflecting a $7.4 million increase in automobile lease residual losses due to continued weakening in used car prices, as well as a $5.4 million increase in FDIC insurance expense as we depleted our one-time credit, previously being used to offset these insurance expenses.

•	$12.0 million, or 6%, increase in personnel costs, reflecting the seasonal pension settlement catch up, as well as severance and non-executive benefit accruals.

•	$4.0 million, or 30%, increase in professional services, reflecting an increase in legal fees associated with litigation and collection expenses.

•	$2.3 million, or 33%, increase in marketing costs.
Partially offset by:
•	$2.2 million, or 9%, decline in net occupancy expense.
2008 Fourth Quarter versus 2007 Fourth Quarter
     Non-interest expense decreased $49.5 million, or 11%, from the year-ago quarter.
Table 9 – Non-interest Expense – 4Q08 vs. 4Q07

					Change Attributable to
	Fourth Quarter		Change		Significant		Mrgr. Rstrct.	Other
(in millions)	2008	2007	Amount	%	Items		Costs	Amount	% (4)

Non-interest Expense
Personnel costs	$196.8	$214.9	$(18.1)	(8)%	$—		$(22.8)	$4.7	2%
Outside data processing and other services	31.2	39.1	(7.9)	(20)	—		(7.0)	(0.9)	(3)
Net occupancy	23.0	26.7	(3.7)	(14)	—		(1.2)	(2.5)	(10)
Equipment	22.3	22.8	(0.5)	(2)	—		(0.2)	(0.3)	(1)
Amortization of intangibles	19.2	20.2	(1.0)	(5)	—		—	(1.0)	(5)
Professional services	17.4	14.5	3.0	20	—		(3.4)	6.4	58
Marketing	9.4	16.2	(6.8)	(42)	—		(6.9)	0.1	1
Automobile operating lease expense	10.5	1.9	8.6	NM	—		—	8.6	NM
Telecommunications	5.9	8.5	(2.6)	(31)	—		(1.0)	(1.7)	(22)
Printing and supplies	4.2	6.6	(2.4)	(37)	—		(1.0)	(1.4)	(25)
Other expense	50.2	68.2	(18.0)	(26)	(29.4	) (1)	(0.9)	12.3	18

Total non-interest expense	$390.1	$439.6	$(49.5)	(11)%	$(29.4)		$(44.4)	$24.4	6%

(1) VISA indemnification	$(4.6)	$24.9	$(29.4)
     Of the $49.5 million decline, $44.4 million represented Sky Financial merger/restructuring costs in the year-ago quarter with $29.4 million from significant items (see Significant Item discussion). The remaining $24.4 million, or 6%, increase primarily reflected a $12.3 million, or 18%, increase in other expense due to higher automobile lease residual losses, corporate insurance expense, and FDIC insurance premiums.
Income Taxes
     The provision for income taxes in the 2008 fourth quarter was a benefit of $251.9 million. For the full year, the provision for income taxes was a benefit of $182.2 million. The effective tax rate for the 2008 fourth quarter was a tax benefit of 37.6%.

Credit Quality
     Credit quality performance in the 2008 fourth quarter was negatively impacted by the Franklin relationship actions (see Franklin Credit Management Relationship Actions), as well as accelerated economic weakness in our Midwest markets. These economic factors influenced the performance of net charge-offs (NCOs) and nonaccrual loans (NALs), as well as an expected commensurate significant increase in the provision for credit losses (see Provision for Credit Losses discussion) that significantly increased the absolute and relative levels of our allowance for credit losses (ACL).
Net Charge-Offs
     Total net charge-offs for the 2008 fourth quarter were $560.6 million, or an annualized 5.41% of average total loans and leases. This was up significantly from total net charge-offs in the 2008 third quarter of $83.8 million, or an annualized 0.82%. Fourth quarter net charge-offs in the year-ago quarter were $377.9 million, or an annualized 3.77%. The 2008 fourth quarter, as well as the year-ago quarter, included Franklin relationship-related net charge-offs of $423.3 million and $308.5 million, respectively.
     Total commercial net charge-offs for the 2008 fourth quarter were $511.8 million, or an annualized 8.54% of related loans, up from $40.6 million, or an annualized 0.69% in the 2008 third quarter. Total commercial net charge-offs in the year-ago quarter were $344.6 million, or an annualized 6.18%. Franklin relationship-related net charge-offs in the current and year-ago quarter were $423.3 million and $308.5 million, respectively. Non-Franklin C&I net charge-offs in the 2008 fourth quarter were $50.2 million, or an annualized 1.58%, of related loans. This compared with $29.6 million, or an annualized 0.95%, in the 2008 third quarter. The current quarter’s non-Franklin C&I net charge-offs reflected the impact of two relationships totaling $11.5 million, with the rest of the increase spread among smaller loans across the portfolio. The two larger relationships, and the majority of the rest of the charge-offs, had been included in our previous full-year net charge-off forecast. The increase compared with the third quarter was consistent with our view of the deteriorating economic situation.
     Current quarter CRE net charge-offs were $38.4 million, or an annualized 1.50%, up from $11.0 million, or an annualized 0.45% in the prior quarter. The fourth quarter losses were centered in the single family homebuilder portfolio, spread across the footprint. There was a $5.2 million loss associated with the retail center located in Indianapolis we have discussed in prior quarters.
     Total consumer net charge-offs in the current quarter were $48.8 million, or an annualized 1.12% of related loans, up from $43.1 million, or an annualized 0.98% in the third quarter, and from $33.3 million, or an annualized 0.75%, in the year-ago quarter.
     Automobile loan and lease net charge-offs were $18.6 million, or an annualized 1.64% in the current quarter, up from 1.15% in the prior period and 0.96% in the year-ago period. Net charge-offs for automobile loans were an annualized 1.53% in the current quarter, up from 1.02% in the third quarter, with net-charge-offs for automobile leases also increasing to an annualized 2.31%

from 1.84%. Both automobile loan and automobile lease net charge-offs continued to be negatively impacted by declines in used car prices, with automobile lease net charge-off rates also being negatively impacted by a portfolio that is in a run-off mode. Although we anticipate that automobile loan and lease net charge-offs will remain under pressure due to continued economic weakness in our markets, we believe that our focus on prime borrowers over the last several years, and in particular our move to super prime originations in 2008, will continue to result in better performance relative to other peer bank automobile portfolios.
     Home equity net charge-offs in the 2008 fourth quarter were $19.2 million, or an annualized 1.02%, up from an annualized 0.85% in the prior quarter, and from an annualized 0.67%, in the year-ago quarter. This portfolio continued to be negatively impacted by the general economic and housing market slowdown. The impact was evident across our footprint, particularly so in our Michigan markets. Given that we have no exposure to the very volatile West Coast and minimal exposure to Florida markets, as less than 10% of the portfolio was originated via the broker channel, and our conservative assessment of the borrower’s ability to repay at the time of underwriting, we continue to believe our home equity net charge-off experience will compare very favorably relative to the industry.
     Residential mortgage net charge-offs were $7.3 million, or an annualized 0.62% of related average balances. This was up from an annualized 0.56% in the prior quarter and from 0.25% in the year-ago quarter. The residential portfolio is subject to the regional economic and housing related pressures, and we expect to see additional stress in our markets in future periods. Our portfolio performance will continue to be positively impacted by our origination strategy that specifically excluded the more exotic mortgage structures. In addition, loss mitigation strategies have been in place for over a year and are helping to successfully address risks in our ARM portfolio.
Nonaccrual Loans and Non-performing Assets
     Nonaccrual loans (NALs) were $1,502.1 million at December 31, 2008, and represented 3.66% of total loans and leases. This was significantly higher than $585.9 million, or 1.42%, at September 30, 2008, and $319.8 million, or 0.80%, at the end of the year-ago period. Of the $916.2 million increase in NALs from the end of the prior quarter, $650.2 million were related to the Franklin relationship (see Franklin Credit Management Relationship Actions), $146.9 million related to a 49% increase in CRE NALs and a $13.8 million, or 16%, increase in residential mortgage NALs. In contrast, home equity NALs declined $2.9 million, or 10%.
     Non-performing assets (NPAs), which include NALs, were $1,636.6 million at December 31, 2008. This was significantly higher than $675.3 million at September 30, 2008, and up from $472.9 million at the end of the year-ago period. The $961.3 million increase in NPAs from the end of the prior quarter reflected the $916.2 million increase in NALs. The entire $650.2 million Franklin relationship was placed on nonaccrual status.
     The over 90-day delinquent, but still accruing, ratio was 0.50% at December 31, 2008, up from 0.46% at September 30, 2008, and from 0.35% at the end of the year-ago quarter. The 4 basis point increase in the 90-day delinquent ratio from September 30, 2008, reflected a 16 basis point increase in the total consumer loan 90-day delinquent ratio to 0.77% from 0.61%, as the total commercial loan 90-day delinquent ratio declined to 0.30% from 0.35%.
Allowances for Credit Losses (ACL)
     We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
     At December 31, 2008, the ALLL was $900.2 million, up from $720.7 million at September 30, 2008, and from $578.4 million a year ago. Expressed as a percent of period-end loans and leases, the ALLL ratio at December 31, 2008, was 2.19%, up from 1.75% at September 30, 2008, and from 1.44% a year ago. The $179.5 million increase from the end of the prior quarter primarily reflected the impact of the continued economic weakness across our Midwest markets, as the reserves associated with the Franklin relationship accounted for only $14.7 million of the increase. On an absolute basis the Franklin relationship reserve increased $14.7 million (from $115.3 million to $130.0 million), as a percent of outstanding loans, the reserve increased to 20% from 11% at the end of the prior quarter (see Franklin Credit Management Relationship Actions).
     Table 10 shows the change in the ALLL ratio and each reserve component for the 2008 fourth and third quarters and 2007 fourth quarter.
Table 10 – Components of ALLL as Percent of Total Loans and Leases

				4Q08 change from
	4Q08	3Q08	4Q07	3Q08	4Q07

Transaction reserve (1)	1.91%	1.54%	1.27%	0.37%	0.64%
Economic reserve	0.28	0.21	0.17	0.07	0.11

Total ALLL	2.19%	1.75%	1.44%	0.44%	0.75%

(1)	Includes specific reserve
     The ALLL as a percent of NALs was 60% at December 31, 2008, down from 123% at September 30, 2008, and from 181% a year ago. At December 31, 2008, the AULC was $44.1 million, down from $61.6 million at September 30, 2008, and from $66.5 million at the end of the year-ago quarter.
     On a combined basis, the ACL as a percent of total loans and leases at December 31, 2008, was 2.30%, up from 1.90% at September 30, 2008, and from 1.61% a year ago. The ACL as a percent of NALs was 63% at December 31, 2008, down from 134% at September 30, 2008, and from 202% a year ago.

Capital
     At December 31, 2008, the regulatory Tier 1 and Total risk-based capital ratios were 10.76% and 13.96%, respectively, up from 8.80% and 12.03%, respectively, at September 30, 2008. Both ratios are well above the regulatory “well capitalized” thresholds of 6.0% and 10.0%, respectively. The “well capitalized” level is the highest regulatory capital designation. The tangible equity to asset ratio at December 31, 2008, was 7.66%, up from 5.98% at the end of the prior quarter. These increases reflected the benefit of the $1.4 billion preferred stock we issued to the U.S. Treasury as we were approved to participate in the Trouble Asset Relief Program’s Capital Purchase Plan (see Troubled Asset Relief Program Capital Purchase Plan). In contrast, and reflecting the net loss for the quarter, the tangible common equity ratio declined to 3.98% at December 31, 2008, from 4.88% at the end of September 30, 2008.
2009 EXPECTATIONS
     Commenting on 2009 expectations Steinour noted, “We expect 2009 will be a challenging year as we do not expect to see any turnaround in the underlying economy through at least the end of this year. We expect to see continued levels of elevated charge-offs and provision expense. The net interest margin is likely to remain under modest pressure. We do expect to continue to grow our core deposits. Fee income will be challenged and we expect that higher collection expense levels will remain throughout the year.”
     “Within this type of environment, right-sizing the level of expense is critical. That is why we have launched an expense reduction initiative. What direction or magnitude this will take is not known at this time. But we will be looking in every area, and nothing is off limits,” he concluded.
Conference Call / Webcast Information
     Huntington’s senior management will host an earnings conference call on Thursday, January 22, 2009, at 1:00 p.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at 800-223-1238; conference ID 77389849. Slides will be available at www.huntington-ir.com just prior to 1:00 p.m. (Eastern Daylight Time) on January 22, 2009, for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through January 31, 2009, at 800-642-1687; conference ID 77389849.

Forward-looking Statement
     This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) the nature, extent, and timing of governmental actions and reforms, including the rules of participation for the Troubled Asset Relief Program voluntary Capital Purchase Plan under the Emergency Economic Stabilization Act of 2008, which may be changed unilaterally and retroactively by legislative or regulatory actions; and (7) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2007 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.
Basis of Presentation
Use of Non-GAAP Financial Measures
     This earnings release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this release, the Quarterly Financial Review supplement to this earnings release, or the 2008 fourth quarter earnings conference call slides, which can be found on Huntington’s website at huntington-ir.com.
Significant Items
     Certain components of the Income Statement are naturally subject to more volatility than others. As a result, analysts/investors may view such items differently in their assessment of performance compared with their expectations and/or any implications resulting from them on their assessment of future performance trends. It is a general practice of analysts/investors to try and determine their perception of what “underlying” or “core” earnings performance is in any given reporting period, as this typically forms the basis for their estimation of performance in future periods.
     Therefore, Management believes the disclosure of certain “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance so that they can ascertain for themselves what, if any, items they may wish to include/exclude from their analysis of performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly.
     To this end, Management has adopted a practice of listing as “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K) individual and/or particularly volatile items that impact the current period results by $0.01 per share or more. (The one exception is the provision for credit losses discussed below). Such “Significant Items” generally fall within one of two categories: timing differences and other items.
Timing Differences
     Part of the company’s regular business activities are by their nature volatile; e.g. capital markets income, gains and losses on the sale of loans, etc. While such items may generally be expected to occur within a full-year reporting period, they may vary significantly from period to period. Such items are also typically a component of an

Income Statement line item and not, therefore, readily discernable. By specifically disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Other Items
     From time to time, an event or transaction might significantly impact revenues, expenses, or taxes in a particular reporting period that are judged to be one-time, short-term in nature, and/or materially outside typically expected performance. Examples would be (1) merger costs as they typically impact expenses for only a few quarters during the period of transition; e.g., restructuring charges, asset valuation adjustments, etc.; (2) changes in an accounting principle; (3) one-time tax assessments/refunds; (4) a large gain/loss on the sale of an asset; (5) outsized commercial loan net charge-offs related to fraud; etc. By disclosing such items, analysts/investors can better assess how, if at all, to adjust their estimates of future performance.
Provision for Credit Losses
     While the provision for credit losses may vary significantly between periods, Management typically excludes it from the list of “Significant Items”, unless in Management’s view, there is a significant specific credit(s), which is causing distortion in the period.
     Provision expense is always an assumption in analyst/investor expectations of earnings and there is apparent agreement among them that provision expense is included in their definition of “underlying” or “core” earnings unlike “timing differences” or “other items”. In addition, provision expense is an individual Income Statement line item so its value is easily known and, except in very rare situations, the amount in any reporting period always exceeds $0.01 per share. In addition, the factors influencing the level of provision expense receive detailed additional disclosure and analysis so that analysts/investors have information readily available to understand the underlying factors that result in the reported provision expense amount.
     In addition, provision expense trends usually increase/decrease in a somewhat orderly pattern in conjunction with credit quality cycle changes; i.e., as credit quality improves provision expense generally declines and vice versa. While they may have differing views regarding magnitude and/or trends in provision expense, every analyst and most investors incorporate a provision expense estimate in their financial performance estimates.
Other Exclusions
     “Significant Items” for any particular period are not intended to be a complete list of items that may significantly impact future periods. A number of factors, including those described in Huntington’s 2007 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission, could significantly impact future periods.
Annualized data
     Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully taxable equivalent interest income and net interest margin
     Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per share equivalent data
     Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of significant items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
     Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are typically “not meaningful” for trend analysis purposes.
About Huntington
     Huntington Bancshares Incorporated is a $54 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 142 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. Selected financial service activities are also conducted in other states including: Auto Finance & Dealer Services offices in Arizona, Florida, Tennessee, Texas, and Virginia; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Indiana, Ohio, Michigan, Pennsylvania, and West Virginia. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2008		2007	Percent Changes vs.
(in thousands, except per share amounts)	Fourth	Third	Fourth	3Q08	4Q07

Net interest income	$376,365	$388,636	$382,933	(3.2)%	(1.7)%
Provision for credit losses	722,608	125,392	512,082	N.M.	41.1
Non-interest income	67,099	167,857	170,557	(60.0)	(60.7)
Non-interest expense	390,094	338,996	439,552	15.1	(11.3)

(Loss) Income before income taxes	(669,238)	92,105	(398,144)	N.M.	68.1
(Benefit) Provision for income taxes	(251,949)	17,042	(158,864)	N.M.	58.6

Net (Loss) Income	$(417,289)	$75,063	$(239,280)	N.M. %	74.4%

Dividends declared on preferred shares	23,158	12,091	—	91.5	—

Net (loss) income applicable to common shares	$(440,447)	$62,972	$(239,280)	N.M. %	84.1

Net (loss) income per common share — diluted	$(1.20)	$0.17	$(0.65)	N.M. %	84.6%
Cash dividends declared per common share	0.1325	0.1325	0.265	—	(50.0)
Book value per common share at end of period	14.53	15.86	16.24	(8.4)	(10.5)
Tangible book value per common share at end of period	5.55	6.84	7.13	(18.9)	(22.2)

Average common shares — basic	366,054	366,124	366,119	—	—
Average common shares — diluted (2)	366,054	367,361	366,119	(0.4)	—

Return on average assets	(3.04)%	0.55	(1.74)%
Return on average shareholders’ equity	(23.7)	4.7	(15.3)
Return on average tangible shareholders’ equity (3)	(43.2)	11.6	(30.7)
Net interest margin (4)	3.18	3.29	3.26
Efficiency ratio (5)	64.6	50.3	73.5
Effective tax rate	(37.6)	18.5	(39.9)

Average loans and leases	$41,436,810	$41,004,234	$40,109,361	1.1	3.3
Average loans and leases — linked quarter annualized growth rate.	4.2%	(0.2)	2.8%
Average earning assets	$47,575,350	$47,640,822	$47,274,130	(0.1)	0.6
Average total assets	54,607,132	54,660,358	54,480,021	(0.1)	0.2
Average core deposits (6)	31,997,644	31,738,625	31,670,411	0.8	1.0
Average core deposits — linked quarter annualized growth rate (6)	3.3%	4.2	0.4%
Average shareholders’ equity	$7,017,683	$6,321,364	$6,211,206	11.0	13.0

Total assets at end of period	54,311,602	54,660,589	54,697,468	(0.6)	(0.7)
Total shareholders’ equity at end of period	7,196,791	6,373,906	5,949,140	12.9	21.0

Net charge-offs (NCOs)	560,620	83,751	377,907	N.M.	48.3
NCOs as a % of average loans and leases	5.41%	0.82	3.77%
Nonaccrual loans and leases (NALs)	$1,502,147	$585,941	$319,771	N.M.	N.M.
NAL ratio	3.66%	1.42	0.80%
Non-performing assets (NPAs) (7)	1,636,646	675,319	472,902	N.M.	N.M.
NPA ratio	3.97%	1.64	1.18%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	2.19	1.75	1.44
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	2.30	1.90	1.61
ALLL as a % of NALs	60	123	181
ALLL as a % of NPAs	55	107	122
Tier 1 risk-based capital ratio (8)	10.76	8.80	7.51
Total risk-based capital ratio (8)	13.96	12.03	10.85
Tier 1 leverage ratio (8)	9.82	7.99	6.77
Average equity / assets	12.85	11.56	11.40
Tangible equity / assets (9)	7.66	5.98	5.08
Tangible common equity / assets	3.98	4.88	5.08

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items”.

(2)	For the three-month periods ended December 31, 2008, and September 30, 2008, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation. It was excluded because the result would have been higher than basic earnings per common share (anti-dilutive) for the period.

(3)	Net (loss) income excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Non-interest expense less amortization of intangibles ($19.2 million in 4Q 2008, $19.5 million in 3Q 2008, and $20.2 million in 4Q 2007) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(6)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(7)	Beginning in the 2008 fourth quarter, nonperforming assets (NPAs) no longer include accruing restructured loans.

(8)	December 31, 2008 figures are estimated. Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(9)	At end of period. Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

HUNTINGTON BANCSHARES INCORPORATED
Year to Date Key Statistics (1)
(Unaudited)

	Year Ended December 31,		Change
(in thousands, except per share amounts)	2008	2007	Amount	Percent

Net interest income	$1,531,691	$1,301,512	$230,179	17.7%
Provision for credit losses	1,057,463	643,628	413,835	64.3
Non-interest income	707,138	676,603	30,535	4.5
Non-interest expense	1,477,374	1,311,844	165,530	12.6

(Loss) Income before income taxes	(296,008)	22,643	(318,651)	N.M.
Benefit for income taxes	(182,202)	(52,526)	(129,676)	N.M.

Net (Loss) Income	$(113,806)	$75,169	$(188,975)	N.M.	%

Dividends declared on preferred shares	46,400	—	46,400	—

Net (loss) income applicable to common shares	$(160,206)	$75,169	$(235,375)	N.M.	%

Net (loss) income per common share — diluted	$(0.44)	$0.25	$(0.69)	N.M.	%
Cash dividends declared per common share	0.6625	1.06	(0.40)	(37.5)

Average common shares — basic	366,155	300,908	65,247	21.7
Average common shares — diluted (2)	366,155	303,455	62,700	20.7

Return on average assets	(0.21)%	0.17
Return on average shareholders’ equity	(1.8)	1.6
Return on average tangible shareholders’ equity (3)	(2.1)	3.9
Net interest margin (4)	3.25	3.36
Efficiency ratio (5)	57.0	62.5
Effective tax rate	N.M.	N.M.

Average loans and leases	$40,959,799	$33,201,442	$7,758,357	23.4
Average earning assets	47,786,991	39,355,933	8,431,058	21.4
Average total assets	54,921,419	44,711,676	10,209,743	22.8
Average core deposits (6)	31,666,585	25,797,413	5,869,172	22.8
Average shareholders’ equity	6,393,788	4,631,912	1,761,876	38.0

Net charge-offs (NCOs)	758,067	477,631	280,436	58.7
NCOs as a % of average loans and leases	1.85%	1.44

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items.”

(2)	For the year ended December 31, 2008, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation. It was excluded because the result would have been higher than basic earnings per common share (anti-dilutive) for the period.

(3)	Net income less expense excluding amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Non-interest expense less amortization of intangibles ($76.9 million in 2008 and $45.2 million in 2007) divided by the sum of FTE net interest income and non-interest income excluding securities gains (losses).

(6)	Includes non-interest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.